Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of LivaNova PLC of our report dated April 16, 2015 relating to the consolidated financial statements of Sorin SpA and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SpA

Milan, Italy

July 10, 2015